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                                                                       EXHIBIT 5

Fasken Martineau DuMoulin LLP                                     www.fasken.com
Barristers and Solicitors
Patent and Trade-mark Agents

Stock Exchange Tower
Suite 3400, P.O. Box 242
800 Place Victoria
Montreal, Quebec Canada H4Z 1E9                          [LOGO FASKEN MARTINEAU]
514 397 7400 Telephone
514 397 7600 Facsimile


August 1, 2003

SR TELECOM INC.
8510 TransCanada Highway
Montreal, Quebec
H4S 1M5

Dear Sirs:

We have acted as Canadian legal counsel to SR Telecom Inc. ("SR TELECOM"), a Canadian corporation, in connection with the proposed merger of Norway Acquisition Corporation, a Delaware wholly-owned subsidiary of SR Telecom ("MERGER SUB") with and into Netro Corporation ("NETRO"), with Netro surviving the merger as a wholly-owned subsidiary of SR Telecom (the "MERGER").

For the purposes of our opinion, we have examined the following documents:

     (a) an executed copy of the agreement and plan of merger dated as of March 27, 2003 among SR Telecom, Merger Sub and Netro, as amended by an Amendment No. 1 dated as of May 5, 2003 and an Amendment No. 2 dated as of July 17, 2003 among SR Telecom, Merger Sub and Netro (the "MERGER AGREEMENT");

     (b) a draft of the proxy statement/prospectus (the "PROSPECTUS") that forms part of the registration statement on Form F-4 (the "REGISTRATION STATEMENT") to be filed by SR Telecom on or about July 24, 2003 with the Securities and Exchange Commission (the "COMMISSION") for the purpose of registering up to 41,600,000 common shares in the share capital of SR Telecom (the "COMMON SHARES") to be paid to Netro stockholders pursuant to the Merger;


     (c)  a certificate of the secretary of SR Telecom dated July 22, 2003; and

     (d) a certificate of compliance dated July 15, 2003 issued under the Canada Business Corporations Act (the "CBCA") by the Director appointed thereunder in respect of SR Telecom (the "CERTIFICATE OF COMPLIANCE").

We have considered such questions of law and examined such statutes, public and corporate records and instruments and certificates of public officials and other documents, as we have considered necessary or appropriate as a basis for the opinions hereinafter expressed.

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For the purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents and instruments submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed, photocopied, facsimile or similarly reproduced copies of such original documents.

The opinions expressed herein are limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein, in each case, as of the date hereof.

Based upon and relying on the foregoing and subject of the qualifications set forth herein, we are of the opinion that:

1.   SR Telecom is a corporation incorporated and existing under the CBCA;

2. the authorized capital of SR Telecom consists of a unlimited number of common shares and an unlimited number of preferred shares issuable in series, each without par value;

3. the allotment and issuance of the SR Telecom Common Shares to holders of shares of Netro common stock in accordance with the terms of the Merger Agreement has been validly authorized by SR Telecom and after the Effective Time (as such term is defined in the Merger Agreement) of the Merger and upon receipt by SR Telecom of the consideration for the SR Telecom Common Shares in accordance with the terms of the Merger Agreement, such SR Telecom Common Shares will be validly issued and outstanding as fully paid and non-assessable shares in the share capital of SR Telecom.

Based upon and relying on the foregoing and subject to the qualifications set forth herein, the discussion of Canadian federal income tax considerations set forth under the caption "Certain Tax Considerations - Canadian Federal Tax Considerations" in the Prospectus constitutes our opinion as to the principal Canadian federal income tax consequences generally applicable to a holder of shares of Netro common stock who is not and has not been resident or deemed to be resident in Canada at any time as discussed therein.

We consent to being named in the Registration Statement and the Prospectus under the caption "Certain Tax Considerations - Canadian Federal Tax Considerations" as Canadian counsel that has passed upon the matters discussed under such caption as well as under the caption "Legal Matters" as Canadian counsel that has passed upon the matters addressed in this letter.

We also hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of
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persons whose consent is required under section 7 of the Securities Act of
1933, as amended, or the rules and regulations of the Commission.

We are furnishing this opinion in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP